Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement on Form S-8 of First Foundation Inc. of our report dated February 28, 2024, relating to the consolidated financial statements of First Foundation Inc., which appears in the Annual Report on Form 10-K of First Foundation Inc. for the year ended December 31, 2024.

/s/ Eide Bailly LLP
Laguna Hills, California
July 8, 2025